Exhibit 99.2

TERMINATION AGREEMENT

Each of the undersigned is a party to that certain Group Agreement, dated as of June 2, 2015 (the “Group Agreement”). Each of the undersigned hereby agrees that in accordance with Section 8 of the Group Agreement, the Group Agreement is hereby terminated, effective immediately.

Dated: July 30, 2015

SABRA INVESTMENTS LP

By:	/s/ Zvi Rhine
Name:	Zvi Rhine
Title:	Principal

SABRA CAPITAL PARTNERS, LLC

By:	/s/ Zvi Rhine
Name:	Zvi Rhine
Title:	Principal

/s/ Zvi Rhine
Zvi Rhine

THE CHEZ FAMILY FOUNDATION

By:	/s/ Ronald L. Chez
Name:	Ronald L. Chez
Title:	Trustee

/s/ Ronald L. Chez
Ronald L. Chez